MGT Capital Divests Cybersecurity Operation

Becomes Pure Play Cryptocurrency Miner

DURHAM, NC, March 19, 2018 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) announced today that it has ended its cybersecurity operations by selling the Sentinel product line to a new entity formed by the unit’s management team, and stopping development of the privacy phone. The Sentinel assets were sold for $60,000 in cash and a $1.0 million promissory note, convertible into a 20% equity interest of the buyer. Also, the Company will provide full refunds for all preorders of the privacy phone.

Robert Lowrey, newly-appointed Chief Financial Officer of MGT commented, “Despite some initial market traction with Sentinel, the board has determined to focus resources on cryptocurrency mining and to end the cash burn associated with R&D and marketing in the highly competitive cybersecurity space.”

About MGT Capital Investments, Inc.

Operating in facilities in northern Sweden and Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. When fully deployed, MGT will own and operate approximately 7,000 Bitmain S9mining rigs, and 50 GPU-based Ethereum mining machines. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: http://www.mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Grace Livingston

glivingston@mgtci.com

919.973.0954